EXHIBIT 99.1

PRESS RELEASE OF LINCOLN PARK BANCORP

Contact:	David G. Baker
President and Chief Executive Officer
(973)-694-0330

LINCOLN PARK BANCORP ANNOUNCES EARNINGS FOR THE
SEPTEMBER 30, 2008 QUARTER

Lincoln Park, New Jersey,  October 30, 2008 – Lincoln Park Bancorp (the “Company”), the holding company of Lincoln Park Savings Bank, announced net income of $120,000, or $.07 per share, for the third quarter ended September 30, 2008, as compared to net income of $13,000, or $.01 per share, for the third quarter of 2007.  The increase in net income of $107,000 or 823.1% was primarily due to an increase in net interest income which was partially offset by increases in non-interest expenses, provision for loan losses, and income taxes.

Net interest income increased by $335,000, or 60.4% during the September 30, 2008 quarter to $890,000 as compared to $555,000, for the three months ended September 30, 2007.  The increase in net interest income was primarily due to increases in interest income of $382,000 that exceeded increases in interest expense of $47,000.

During the quarter ended September 30, 2008, provision for loan losses was $95,000 as compared to $0 during the quarter ended September 30, 2007.  The provision in the current quarter was due to losses expected on an impaired loan.  Non-interest expenses increased by $59,000 to $655,000 for the three months ended September 30, 2008, as compared to $596,000 for the three months ended September 30, 2007, primarily due to additional expenses associated with the Montville branch, which opened in July 2007.
Income taxes increased by $70,000 to $58,000 for the three months ended September 30, 2008, as compared to an income tax benefit of $12,000 for the three months ended September 30, 2007.  The increase in income taxes was due to increased pre-tax income.

At September 30, 2008, the Company had total assets of $140.6 million and stockholders’ equity of $13.2 million.  In addition, the Company had net loans of $75.5 million, total deposits of $71.2 million, and total borrowings of $55.0 million as of September 30, 2008.

Lincoln Park Savings Bank is a New Jersey state-chartered savings bank that conducts its business from its main office in Lincoln Park, New Jersey.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “LPBC”.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.